AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into as of this 1st day of February, 2019 (the “Effective Date”), by and between Commvault Systems, Inc. (“Company”), and Robert Hammer, (the "Executive").
WHEREAS, the Company and the Executive are parties to an Employment Agreement dated February 1, 2004 (the “Employment Agreement”);
WHEREAS, the Company and the Executive now desire to terminate the Executive's employment relationship with the Company effective on March 31, 2019 (the "Termination Date"); and
WHEREAS, the Executive and Company accept and agree that, in connection with the Executive's termination, the Company will provide the Executive with the following payments and benefits and the Executive agrees to accept such payments and benefits;

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Termination of Employment. On the Termination Date, the Executive shall be terminated from all positions and offices that he holds with Company and any of its subsidiaries, affiliates or associated companies, including but not limited to the position of President and Chief Executive Officer; provided, however, that his position as a member of the Board of Directors of the Company (the “Board”) shall not be terminated upon his Termination Date. The Executive’s participation in all Company benefit plans, except as otherwise stated herein, will cease on the Termination Date. The Executive further agrees that he will not seek reinstatement, recall or reemployment with Company after the Termination Date. Between the Effective Date and the Termination Date, the Executive will remain as an employee of the Company; provided, however, that prior to the Termination Date and without affecting the Termination Date, the Company may request that the Executive resign some or all of his officer and/or director positions (other than as a member of the Board), including his position as President and Chief Executive Officer, in which case his duties as an employee of the Company will be transitional in nature as reasonably requested by the Board. From the Effective Date through the Termination Date, the Executive will be entitled to continued payment of salary, participation in benefit plans in accordance with their terms, and reimbursement of business expenses (including reimbursement for rent for the Executive’s condominium as provided to the Executive immediately prior to the Effective Date) in accordance with the policies of the Company.
2.    Payments and Benefits Upon Termination.

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(a)    Accrued Obligations. Upon the Executive’s termination, the Executive is entitled to: (i) payment of earned but unpaid salary for the period ending on the Termination Date, payable as required by applicable law, (ii) payment of any declared but unpaid bonus for the fiscal year prior to the Termination Date, (iii) payment of earned but unused vacation days, as determined in accordance with Company’s policy as in effect from time to time, payable in accordance with applicable law, (iv) reimbursements of any reasonable business expenses incurred but unreimbursed prior to the Termination Date, and (v) any other vested payments or benefits to which the Executive is entitled under the express terms of any employee benefit plans, arrangements or programs of Company.
(b)    Termination Benefits. Upon the Executive’s termination, the Company will provide him with the following benefits to which he is not otherwise entitled: (i) any outstanding equity awards granted by the Company and held by the Executive upon his Termination Date (“Equity Awards”) shall continue to vest (and, if applicable become exercisable) in accordance with their terms as if the Executive’s Termination Date had not occurred; (ii) in the case of any Equity Awards that are performance-based restricted stock units, the determination of whether and to what extent the awards will become vested will be determined based on the actual performance otherwise applicable to such awards and will be determined at the time that the performance and vesting is otherwise determined for similarly-situated employees whose termination of employment had no occurred; (iii) in the case of any Equity Award that is a stock option, such stock options shall remain exercisable until the earlier of the 10th anniversary of the grant date of such stock option or the date on which the stock option would otherwise have expired if the Executive’s Termination Date had not occurred; (iv) if a Change in Control (as defined in the Commvault Systems, Inc. Omnibus Incentive Plan (“Incentive Plan”) occurs prior to the date on which any Equity Awards are fully vested, paid or settled, then, upon the Change in Control, (A) any Equity Awards that are stock options shall become fully vested and exercisable, and (B) any Equity Awards that are Full Value Awards (as defined in the Incentive Plan) shall become fully vested and the determination of any performance conditions will be determined in accordance with the terms of the Incentive Plan upon the Change in Control in accordance with the terms of the Incentive Plan; and (v) the Company will continue to pay the Executive’s car lease (based on the lease as of the date of this Agreement) through its expiration (without regard to any extensions thereof.

3.    General Release. In consideration of the payments to be made by Company to the Executive in Paragraph 2(b) above), the Executive, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges Company, its officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Company Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy. Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits, this release specifically includes any and all subject matters and claims arising from any alleged violation by the Company Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Executive Retirement Income Security Act of 1974, as amended; the New Jersey Law Against Discrimination, and other similar state or local laws; the Securities Act of 1933, the Securities Exchange Act of 1934, The Georgia Age Discrimination in Employment Act, the Equal Employment for Persons with Disabilities Code, the Sex Discrimination in Employment Act, the Common Day of Rest Act, and the Fair Employment Practices Act (Ga. Code Ann. §§ 34-1-2; 34-6A-2; 34-6A-4, and § 45-19-20 et seq.), and any other similar Georgia state or local statutes, ordinances, and regulations, the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with Company, the termination of his employment with Company, or involving any continuing effects of his employment with Company or termination of employment with Company, including any claims arising under or with respect to the Employment Agreement. The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of New Jersey.

4.    Covenant Not to Sue. The Executive agrees not to file any lawsuit or court proceeding regarding or in any way related to any of the claims described in Paragraph 4 hereof, and further agrees that this Agreement is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. The Executive acknowledges that this Agreement does not limit either Party’s right, where applicable, to file or participate in any charge of discrimination or other investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, if any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Agreement, the Executive will not seek and will not accept any personal, equitable or monetary relief in connection with such investigation, civil action, suit or legal proceeding.
5.    Severability. If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
6.    Waiver. A waiver by Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Company. A waiver by the Executive of a breach of any provision of this Agreement by Company shall not operate or be construed as a waiver or estoppel of any subsequent breach by Company. No waiver shall be valid unless in writing and signed by the Executive.
7.    Non-Disclosure. The Executive agrees that he will keep the terms and amounts set forth in this Agreement completely confidential and will not disclose any information concerning this Agreement's terms and amounts to any person other than his attorney, accountant, tax advisor, or immediate family.

8.    Trade Secrets. In compliance with 18 U.S.C. § 1833(b), as established by the Defend Trade Secrets Act of 2016, the Executive is given notice of the following: (1) that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) that an individual who files a lawsuit for retaliation by an Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
9.    Survival of Certain Employment Agreement Provisions. The Executive agrees that the provisions of Section 11 (Confidential Information, Non-Competition and Non-Solicitation of the Company) survive the termination of the Executive’s employment together with any applicable definitions (as may be amended herein) used in such Sections contained in the Employment Agreement (collectively, the “Surviving Provision”).
10.    Non-Disparagement. The Executive will not make to any third party any disparaging, untrue, or misleading written or oral public statements about or relating to the Company, its products or services, or about or relating to any officer, director, agent, or employee of the Company.
11.    Return of Company Materials. The Executive represents that he has returned all Company property and all originals and all copies, including electronic and hard copy, of all documents, all equipment, correspondence, records, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents, in both original form as well as any and all copies (including all data and files on the Employee’s home computer) concerning the Company’s personnel, organization, customers, business plans, strategies, products or processes and/or which contain confidential or proprietary information or trade secrets. The Executive agrees not to retain any copies or information covered by this section. All Company equipment and/or property must be returned to Tim Karaban in Tinton Falls. The Executive will be mailed shipping materials and instructions to home address of record.
12.    Taxes. To the extent any taxes may be due on the payments provided in this Agreement beyond any withheld by the Company, the Executive agrees to pay them and to indemnify and hold the Company and other entities released by the Executive herein harmless for any tax claims or penalties resulting from such payments. The Executive further agrees to provide any and all information pertaining to the Executive upon request as reasonably necessary for the Company and other entities released herein to comply with applicable tax laws.

13.    No Admission of Wrongdoing. The Executive understands and agrees that nothing contained in this Agreement shall be construed in any way as an admission by the Company of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.
14.    Future Assistance. Following the Termination Date, the Executive agrees to provide Company and/or any of its authorized agents or attorneys his reasonable cooperation and assistance in connection with any and all questions, facts or events occurring during the Executive’s employment. The Executive will make himself available in connection with any claims, disputes, negotiations, investigations, lawsuits, or administrative proceedings involving Company, upon Company’s request and without the necessity of subpoena, to provide information or documents, provide truthful declarations or information to Company, meet with attorneys or other representatives of  Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. Company agrees to reimburse Executive for reasonable out-of-pocket expenses incurred by the Executive in providing the services described in this Paragraph 15.
15.    Representation. The Executive hereby agrees that this release is given knowingly and voluntarily and acknowledges that:

(a)	this Agreement is written in a manner understood by the Executive;

(b)	this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;

(c)	the Executive has not waived any rights arising after the date of this Agreement;

(d)	the Executive has received valuable consideration in exchange for the release in addition to amounts the Executive is already entitled to receive; and

(e)	the Executive has been advised to consult with an attorney prior to executing this Agreement.
16.    Consideration and Revocation. The Executive is receiving this Agreement on February 1, 2019 and the Executive shall be given twenty one (21) days from receipt of this Agreement to consider whether to sign the Agreement. The Executive agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty one (21) day period. Moreover, the Executive shall have seven (7) days following execution to revoke this Agreement in writing to Lisa McGahran by facsimile at 732-719-6690 or lmcgahran@commvault.com with original by regular mail, return receipt requested to Lisa McGahran's attention at: Commvault Systems, Inc., 1 Commvault Way, Tinton Falls, NJ 07724 and the Agreement shall not take effect until those seven (7) days have ended.

17.    Section 409A Compliance. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and final Treasury regulations and other guidance promulgated thereunder (collectively, “Code Section 409A”) or shall comply with the requirements of Code Section 409A. Payments payable under this Agreement triggered by a termination of employment that are deferred compensation subject to (but not otherwise exempt from) Code Section 409A shall not be made unless such termination of employment constitutes a separation from service within the meaning of Code Section 409A. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Code Section 409A. This Agreement must be executed by the Executive and the revocation period must expire no later than thirty (30) days following the Termination Date, and if the forgoing requirements are not satisfied, no payments and benefits (other than those required to be provided by law) shall be provided.  No payments and benefits (other than those that are required to be provided by applicable law) shall be provided during the thirty (30) day period following the Termination Date, if the applicable Agreement requirements are met as of the thirtieth (30th) day following such termination, any payments or benefits that would otherwise have been provided during the thirty (30-) day period following such termination shall be provided on the thirtieth (30th) day following such termination.  Payments and benefits shall be accelerated if the Agreement requirements are satisfied prior to the thirtieth (30th) day following the termination of the Executive’s employment with the Company, but only if and to the extent that such payments and benefits are not subject to Code Section 409A.
18.    Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and Company.
19.    Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
20.    Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns. Neither party may assign its respective interests hereunder without the express written consent of the other party.

21.    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of New Jersey, and the Executive hereby submits to the jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Executive, in such other jurisdictions and in such manner, as may be permitted by applicable law. The Executive hereby irrevocably waives any objections which the Executive may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New Jersey, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New Jersey, and the Executive hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.
22.    Execution of Release. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.
PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If the Executive signs this Agreement less than 21 days after he receives it from Company, he confirms that he does so voluntarily and without any pressure or coercion from anyone at the Company.

IN WITNESS WHEREOF, the Executive and Company have voluntarily signed this Agreement and General Release on the applicable dates set forth below.
Commvault Systems, Inc.,
a Delaware Corporation    Robert Hammer

By: /s/ Jesper Helt By: /s/ Robert Hammer
Jesper Helt     ROBERT HAMMER
Its: VP, Human Resources
Date: February 1, 2019     Date: February 1, 2019

I HEREBY RE-AFFIRM MY INTENTION TO BE BOUND BY THIS AGREEMENT AND THE GENERAL RELEASE PROVISIONS HEREOF WITH FULL EFFECT UP TO AND INCLUDING THE DATE THAT I SIGN BELOW, WHICH DATE SHALL BE NO EARLIER THAN THE TERMINATION DATE.

DATE ______________________    ____________________________
    ROBERT HAMMER

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